Exhibit 10.4

MANPOWER INC.

RULES OF MANPOWER INC.
SAVINGS RELATED SHARE OPTION SCHEME

(Amended as of October 13, 2008)

RULES OF THE MANPOWER INC.
SAVINGS RELATED SHARE OPTION SCHEME

(Amended as of October 13, 2008)

1.           DEFINITIONS

In these Rules:

(a)	The following words and expressions have the following meanings:

“Auditors”	the Auditors for the time being of the Company or any other Company whose shares are Scheme Shares;

“the Committee”	the meaning given to that expression in Rule 9(a);

“the Company”	Manpower Inc.;

“Control”	has the same meaning as in Section 995 of the Income Tax Act 2007;

“Date of Grant”	the date on which the Directors resolve to grant an Option in accordance with the terms of Rule 2(c);

“Date of Offer”	the date of the notice given to Eligible Employees as referred to in Rule 2(a);

“Directors”	the Board of Directors for the time being of the Company;

“Disability”
the inability of an Employee to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve months; and as to the existence of which, adequate proof is provided to the Committee;

“Eligible Employee”
(i) any Employee whose earnings from Employment are (or would be if there were any) general earnings to which Section 15 of ITEPA applies for a tax year in which the Employee is ordinarily resident in the United Kingdom and who has been in Employment for a continuous period of not less than one year; and

(ii) any Employee (not being an Eligible Employee within (i) above) who the Directors have determined shall be regarded as an Eligible Employee in respect of any particular offer;

but shall exclude an Employee who is not permitted to be eligible to participate by virtue of the provisions of paragraph 11 of Schedule 3;

Provided that the Directors may vary the period of one year referred to in (i) above to such other period (not exceeding four years and 333 days) as they in their absolute discretion think fit for the purpose of any particular offer;

“Employee”	a director holding a salaried employment with and any other employee of any Participating Company or Companies and “Employment” shall be construed accordingly;

“Employer”
the Participating Company, being any Participating Company by which a Participant is or has been employed, with whom arrangements have been made for the payment of the Participant’s Savings Contributions;

“Employment”
employment or office as an employee or full-time director of any Participating Company or Participating Companies and for this purpose “full-time” shall mean that the director is required to work for not less than 25 hours per week excluding meal breaks;

“Exercise Notice”	the meaning given to that expression in Rule 6(a);

“ITEPA”	the Income Tax (Earnings and Pensions) Act 2003;

“Group”
the Company and every company which is a subsidiary of the Company and which is under the Control of the Company and “subsidiary” shall be construed in accordance with Section 1159 of the Companies Act 2006;

“Minimum Savings	a monthly Savings Contribution of £10 or such other
Contribution”	minimum amount as may be specified for the purposes of Schedule 3;

“Option”	the right granted or to be granted to a Participant on any particular Date of Grant to subscribe for Shares in accordance with the Rules of the Scheme;

“Participant”
any person who has been granted an Option which has not lapsed in accordance with the provisions of Rule 4(b) (including, where the context so requires, the legal personal representatives of any such person);

“Participating	any company within the Group which the Directors from
Company”	time to time determine shall be a Participating Company for the purposes of the Scheme;

“Redundancy”	dismissal by reason of redundancy within the meaning of the Employment Rights Act 1996;

“Repayment Notice”	the meaning given to that expression in Rule 5(b)(i)(B);

“Retirement”
the Participant reaching 60 years of age or at any other age at which he is bound to retire in accordance with the terms of his contract of employment and for these purposes a Participant is bound to retire if the Employer has notified or should have notified the Participant in accordance with paragraph 2 of Schedule 6 to the Employment Equality (Age) Regulations 2006 (the "Regulations"); and

(i) the contract of employment terminates on the intended date of retirement (as defined in paragraph 1 of Schedule 6 to the Regulations); or

(ii) the contract of employment terminates on such a date as is agreed between the Participant and the Employer pursuant to the exercise of a statutory right to request not to retire under paragraph 5 of Schedule 6 to the Regulations;

“Revenue”	Her Majesty's Revenue and Customs;

“Savings Body”	Such appropriate savings body chosen by the Directors (at their discretion) to administer the Savings Contracts;

“Savings Contract”
a certified SAYE savings arrangement within the meaning of Section 703(1) of the Income Tax (Trading and Other Income) Act 2005 approved by the Revenue for the purposes of Schedule 3 under which (in accordance with the Scheme) a Participant makes Savings Contributions;

“Savings Contract	(i) in respect of any Option to be granted the aggregate
Repayment”
repayment which corresponds to any particular rate of Savings Contribution, being the repayment of all Savings Contributions upon completion of the term of the Savings Contract plus the standard bonus payable thereon; and

(ii) in respect of any Option already granted, the amount applied for the purpose of calculating the number of Shares comprised in the Option in Rule 2(c);

Provided that if the Directors permit Eligible Employees to choose under Rule 2(b)(ii) the maximum bonus payable under a Savings Contract the reference to “the standard bonus payable thereon” shall be construed as a reference to “either the maximum or the standard bonus payable thereon (whichever the Eligible Employee chooses under Rule 2(b)(ii))”;

“Savings Contribution”	the amount payable by a Participant by way of monthly contributions to the Savings Contract which amount shall:

(i) in the case of a Participant who is remunerated weekly, be deductible from his weekly remuneration; or

(ii) in the case of a Participant who is remunerated monthly, be deductible from his monthly remuneration;

Provided that, in either case, such amount shall be an integral multiple of £1 which does not exceed the maximum monthly sum referred to in Rule 3(a) and is not less than the Minimum Savings Contribution;

“Schedule 3”	Schedule 3 to ITEPA;

“Scheme”
this Scheme, being the Manpower Inc. Savings Related Share Option Scheme, adopted by the Company on the 25th day of February 1991 in its present form or with and subject to any amendment thereto effected in accordance with the provisions contained herein;

“Scheme Shares”	Shares issued or to be issued under the Scheme;

“Share”
an ordinary share in the capital of the Company or (where the context so admits) a unit of ordinary stock which satisfies the conditions in paragraphs 18 to 22 of Schedule 3 and “shareholder” shall be construed accordingly;

“Subscription Price”	the price for the subscription of a Share comprised in any Option which, subject to Rule 7, is the highest of:

(i) the nominal value of a Share; and

(ii) if, on the Date of Offer, the Shares are listed on the Official List maintained by the UK Listing Authority, the price per Share equal to 85 per cent of the middle market quotation of a Share as derived from the Daily Official List of the London Stock Exchange for the immediately preceding dealing day (being a day on which the London Stock Exchange is open for business); and

(iii) if, on the Date of Offer, Shares are listed on the New York Stock Exchange, an amount determined by the Directors, but being not less than 85 per cent of the closing sale price for a Share on the day prior to the relevant Date of Offer, as reported in the Midwest Edition of The Wall Street Journal, or, if The Wall Street Journal is not published on the relevant day, such other publication as the Directors may select; and

(iv) if, on the Date of Offer, the Shares are not so listed by the UK Listing Authority or on the New York Stock Exchange, the price per Share equal to 85 per cent of the market value of a Share on that day (or such later day, not being later than the Date of Grant, as is agreed with Revenue Shares and Assets Valuation) as determined in accordance with Part VIII of the Taxation of Chargeable Gains Act 1992 and agreed for the purposes of the Scheme with Revenue Shares and Assets Valuation on or prior to that day;

“the London Stock Exchange”	London Stock Exchange PLC or any successor body thereto;

“the New York Stock Exchange”	New York Stock Exchange, Inc.;

“UK Listing Authority”	the Financial Services Authority acting as the competent listing authority in the United Kingdom.

(b)	Other words or expressions, so far as not inconsistent with the context, have the same meanings as in Schedule 3.

(c)	Words importing the singular shall include the plural and vice versa and words importing the masculine shall include the feminine.

(d)	Any reference to a statutory provision shall be deemed to include that provision as the same may from time to time hereafter be amended or re-enacted.

2.	GRANT OF OPTIONS

(a)
The Committee may make an offer by whatever means (whether by notice, advertisement, circular or otherwise) and at whatever time they deem appropriate to every Eligible Employee to participate in the Scheme.  Such offer shall constitute an invitation to each Eligible Employee to apply for an Option and shall specify (whether directly or by reference):

(i)	the Subscription Price;

(ii)
the maximum permitted aggregate monthly savings contribution, being the lesser of the maximum specified in paragraph 25(3)(a) of Schedule 3 and such sum (being a multiple of £1 and not less than £10) as the Committee decides shall apply in respect of the offer; and

(iii)	the amount(s) of the Savings Contract Repayment(s) which correspond to such monthly Savings Contribution.

The Eligible Employee shall be given a period of 21 days (or such shorter period as the Committee shall determine being not less than 14 days) during which he may apply for an Option in accordance with paragraph (b) of this Rule.

(b)
The Eligible Employee may apply for an Option by completing and forwarding to the Committee or such other person as they may nominate a form of application to join the Scheme and by completing the application form of the Savings Body to enter the Savings Contract, and he shall specify:

(i)	the monthly Savings Contribution which (subject to Rule 3(a)) he wishes to contract to pay (being a multiple of £1 and not less than £10);

(ii)
if the Committee has determined that Eligible Employees may choose the maximum bonus payable under a Savings Contract, whether he wishes the Savings Contract Repayment to include the maximum or the standard bonus payable thereon; and

(iii)
that his proposed monthly savings contribution, when added to any monthly savings contributions  then being made under any other Savings Contract linked to an option granted under the Scheme or any other scheme approved under Schedule 3, will not exceed the maximum permitted aggregate monthly savings contribution specified in the invitation.

The form of application given to the Committee as aforesaid shall contain such undertakings given or declarations made by the Eligible Employee, not inconsistent with the terms of the Scheme, as the Committee may require.  An Eligible Employee may not complete more than one form of application to join the Scheme pursuant to an offer under paragraph (a) of this Rule.

(c)
Following the Date of Offer and within 30 days of the date of determination of the Subscription Price the Committee shall grant an Option to each person who is then an Eligible Employee and who has applied for an Option over the number of Shares in respect of which the Subscription Prices are as nearly as possible equal to, but not in excess of, the Savings Contract Repayment relative to the Eligible Employee’s application, by resolving to grant such Options.  Each such Option shall be evidenced by the issue of an option certificate in the terms specified in paragraph (e) of this Rule.

(d)
An Option shall be personal to the Participant and shall not be assignable and in the event of any purported assignment, charge, disposal or dealing with the rights and interests of the Participant under the Scheme the Company shall cancel the Option.

(e)
An option certificate shall be issued under the authority of the Committee and shall specify the number of Shares comprised in the Option, the Subscription Price in respect of each such Share and the earliest date on which the Savings Contract Repayment may become payable in accordance with the terms of the Savings Contract relative thereto and shall be otherwise in such form (not inconsistent with the provisions of the Scheme) as the Directors may from time to time determine.  An option certificate shall be issued to each Participant in accordance with paragraph (c) of this Rule.  If any such certificate shall be worn out, defaced, destroyed or lost, it may be renewed on such evidence being provided and on such terms as the Committee shall require.

3.	LIMITATIONS

A Participant shall not in any one month or, in the case of a Participant paid weekly, in such other period as determined by the Directors in which a monthly Savings Contribution is deducted from his pay, be entitled to make Savings Contributions which in aggregate amount to more than the maximum monthly sum permitted under the regulations for the time being in force governing contractual savings schemes approved by the  Revenue for the purposes of Schedule 3.

4.	EXERCISE AND LAPSE OF OPTIONS

(a)
No Option shall be capable of being exercised before the earliest date on which the Savings Contract Repayment relative thereto becomes payable save where the Participant ceases to be in Employment at any time by reason of his death, Disability, Retirement, injury, Redundancy, or by reason of his Employer ceasing to be under the Control of the Company or by reason of the transfer of a business or part of a business to which his Employment relates to a person who is neither an associated company of the Company nor a company under the Control of the Company.

(b)	An Option shall lapse to the extent that it has not been exercised by the earliest of:

(i)	the expiry of six months from the earliest date on which the Savings Contract Repayment relative thereto becomes payable (except where sub-paragraph (ii) below applies);

(ii)
the expiry of twelve months from the date of death of the Participant or, if the Participant dies within six months after the earliest date on which the Savings Contract Repayment relative thereto becomes payable, twelve months after such earliest date;

(iii)	the expiry of six months from the date on which the Participant ceases to be in Employment by reason of his Disability or Retirement;

(iv)
the expiry of six months from the date on which the Participant ceases to be in Employment by reason of his injury or Redundancy, or by reason of his Employer ceasing to be under the Control of the Company or by reason of a transfer of a business or part of a business to which his Employment relates to a person who is neither an associated company of the Company nor a company under the Control of the Company;

(v)	six months after the Option has become exercisable by virtue of Rule 8;

(vi)	the date on which the Participant ceases to be in Employment in any circumstances other than those referred to in paragraph (a) of this Rule; and

(vii)	the Participant’s right to continue making Savings Contributions lapsing in accordance with the provisions of the Savings Contract except in the event of his death.

(c)
On the exercise of an Option the Subscription Price for the Shares shall be payable in an amount not exceeding any repayment made under the Savings Contract of the Participant’s Savings Contributions together with the standard bonus (or the maximum bonus if Eligible Employees were permitted to choose such bonus under Rule 2(b)(ii) and the Eligible Employee so chose) and any interest.  Any repayment under the Savings Contract shall exclude the repayment of any contribution the due date for payment of which falls more than one month after the date on which repayment is made.

(d)
For the purposes of (a), (b)(iii), (b)(iv) and (b)(vi) of this Rule a Participant shall be deemed not to cease to be in Employment until he ceases to be in employment with any Participating Company or with any company under the Control of the Company or with any associated company (within the meaning that these words bear in paragraph 35(1)-(4) of Schedule 3) of the Company.

(e)
A Participant shall not be entitled to exercise an Option at any time when he is ineligible to participate by virtue of paragraph 11 of Schedule 3 or when he is ineligible to participate by virtue of paragraph 10(1) of Schedule 3 that is, except as provided in paragraph 34(2) of Schedule 3, unless he is at that time a director or employee of a Participating Company.

(f)	If a Participant continues to be in Employment after the date on which he reaches Retirement age he may exercise an Option within six months following that date.

5.	TERMS AND CONDITIONS RELATING TO THE SAVINGS CONTRACT

(a)	The following shall apply in relation to the payment of Savings Contributions in addition to any conditions required by the Savings Body:

(i)	Savings Contributions shall be deducted from the Participant’s salary or wages as the case may be by his Employer whilst he is in Employment;

(ii)
the Participant may at any time by notice given in writing to his Employer direct that as from the day following the date on which the next due Savings Contribution is made, he wishes to cease making Savings Contributions and following the deduction in respect of such next due Savings Contribution the Employer shall make no further deductions in respect of Savings Contributions from the Participant’s salary or wages; and

(iii)
the Participant having ceased making Savings Contributions may at any time by notice given in writing to his Employer direct that as from the day following the date on which the next Savings Contribution would otherwise have been made, he wishes to recommence making Savings Contributions and provided that the terms of the Savings Contract so permit the Employer shall from the aforesaid day make deductions in respect of Savings Contributions from the Participant’s salary or wages in accordance with the provisions of sub-paragraph (i) of this paragraph.

(b)	The following shall apply in relation to repayments to be made under the Savings Contract in addition to any conditions required by the Savings Body:

(i)	The Participant may at any time by notice given in writing to the Savings Body direct that he wishes such repayment to be made as is then due to him and

(A)
if such notice is given in respect of any Option which is then capable of being exercised and which the Participant wishes to exercise in whole or in part, such notice shall be given at the same time that the Exercise Notice is given; or

(B)
if such notice is given in respect of any Option which the Participant does not then wish to exercise or in respect of any Option not then capable of being exercised, such notice shall be referred to as “Repayment Notice”.

(ii)
Forthwith upon receipt by it of an Exercise Notice the Employer shall notify the Savings Body with a view to agreeing with the relevant Participant and the Savings Body how best to apply the proceeds of repayment as directed by the Participant in such Exercise Notice.

6.	MANNER OF EXERCISE OF OPTIONS

(a)
An Option shall be exercised by the Participant giving notice in writing to the Company or any other company whose shares are Scheme Shares and to the Employer (the “Exercise Notice”) that the Option is to be exercised in respect of that number of Shares of which the aggregate Subscription Price is not in excess of the amount specified in the Exercise Notice (being the whole or part of the amount of the Savings Contract Repayment relating to such Option).  Such Exercise Notice shall be accompanied by the relevant option certificate and such form of withdrawal from the Savings Contract as the Savings Body shall require.  Shares shall be allotted and issued pursuant to an Exercise Notice within 30 days of the date of exercise subject to the Company having the right to delay the issue or delivery of any shares under this Scheme until:

(i)
the completion of such registration or qualification of such Shares under any state or federal law, ruling or regulation of the United States as the Company shall determine to be necessary and advisable; and

(ii)	receipt from the Participant of such documents and information as the Committee may deem necessary or appropriate in connection with such registration or qualification.

Subject to Rule 7(a), below, if such Notice is received after the record date for payment of a dividend, the making of any other distribution or any offer by way of rights to the holders of Shares the allotment of Shares upon such exercise shall be made upon terms that the Shares so allotted are not entitled to participate in the relevant dividend, rights or distribution, but the Shares so allotted shall in all other respects rank pari passu with the other issued Shares of the same class.

(b)	An Option may be exercised in whole or in part but if exercised in part shall lapse as to the unexercised portion.

(c)
If the Shares of the Company are listed on the London Stock Exchange or traded on AIM, then, on the exercise of any Option, the Company or any other company whose shares are Scheme Shares shall forthwith apply for the relevant Shares to be admitted to the Official List maintained by the UK Listing Authority or, if appropriate, on AIM unless such Shares shall have been so admitted or such permission shall have been so granted previously.

7.	ADJUSTMENT PROVISIONS

In the event of any variation in the share capital of the Company, the number of Shares subject to an Option and the Subscription Price for each Share shall be adjusted in such manner as the Committee in consultation with the Auditors determine to be fair and reasonable, subject to the express terms and conditions of this Scheme, provided that:

(a)	the Subscription Price of a Share is not reduced below its par value;

(b)	no such adjustment shall be made without the prior approval of the Revenue;

(c)	the class of shares subject to Options shall not be altered unless, following such alteration, the shares would comply with paragraphs 18-22 of Schedule 3;

(d)	the aggregate amount payable on exercise of an Option in full is neither materially changed nor increased beyond the expected Savings Contract Repayment.

8.	TAKEOVERS

(a)	If any person obtains Control of the Company as a result of making:

(i)	a general offer to acquire the whole of the common stock of the Company which is made on a condition such that if it is satisfied the person making the offer will have Control of the Company; or

(ii)	a general offer to acquire all the shares in the Company which are of the same class as the Shares;

then any unexercised Option may be exercised within six months of the time when the person making the offer has obtained Control of the Company and any conditions subject to which the offer has been made have been satisfied.

(b)
If as a result of the events specified in paragraph (a) above a company (“the Acquiring Company”) has obtained Control of the Company, the Company shall seek the agreement of the Acquiring Company and if such agreement is obtained the Committee shall forthwith notify each Participant thereof and any unexercised Option may at any time during the periods referred to in paragraph 38(3) of Schedule 3 be released by the Participant for a new Option which satisfies the following conditions, namely that it:

(i)
is over the shares in the Acquiring Company or a company which has Control over the Acquiring Company which satisfy the conditions specified in paragraphs 18-22 inclusive of Schedule 3 (and the term “shares” in this Scheme shall thereafter be construed accordingly);

(ii)
is the right to acquire such a number of shares as have on acquisition of the new Option an aggregate market value equal to the aggregate market value of the shares subject to the old Option immediately before its release;

(iii)	has a subscription price such that the total amount payable on exercise is equal to the total amount payable on exercise of the old Option; and

(iv)
is otherwise identical in terms to the old Option and for this purpose references to “the Company” in Rules 6, 7, 9(c), 9(e) and 10 and in the definitions of any expressions used in any of the Scheme Rules which make reference to “the Company” shall, unless the context otherwise requires, be deemed to refer to “the Acquiring Company” or, as the case may be, to the other company over which the new Option is granted.

The new Option shall, for all other purposes of the Scheme, be treated as having been acquired at the same time as the old Option in respect of which it is granted.

The provisions of this Rule 8(b) shall apply within any consequential amendments in the event that Control of the Acquiring Company itself changes as a result of the events specified in Rule 8(a).

9.	ADMINISTRATION AND AMENDMENT

(a)
Subject to the general control of the Directors, the Scheme shall be administered by the Stock Purchase Plan Committee (the “Committee”) which shall be appointed by the Directors.  The Committee shall consist of at least three members, who shall serve without compensation, and who need not be Directors.  The Directors may at any time replace a member of the Committee.  Any expenses of the Committee shall be paid by the Company.  The Committee may adopt regulations not inconsistent with these Rules for the administration of the Scheme, and, subject to paragraph (d) below, its interpretation and construction of the Rules and the regulations shall be final and conclusive.  Any action to be taken by the Committee shall be on a vote of a majority of the Committee either at a meeting or in writing.

(b)	The Directors or the Committee may at any time, and from time to time, by resolution and without other formality, amend the Rules, provided, however, that:

(i)	no amendment made by the Directors or the Committee shall operate to prejudice materially any rights already acquired by a Participant under the Scheme;

(ii)	no amendment made by the Committee shall increase the number of Shares authorized to be issued under the Scheme; and

(iii)
no amendment made by the Directors or the Committee for which the prior approval of the Revenue is required under ITEPA shall take effect so far as it relates to any "key feature" of the Scheme (as defined in paragraph 42(2B) of Schedule 3) until approved by the Revenue, nor shall any amendments so made be valid which would cause the Scheme to cease to be approved.

Notwithstanding the foregoing provisions of this paragraph (b), the Directors or the Committee may, by resolution and without other formality, amend the Rules in any respect for the purpose of securing or retaining approval of the Scheme by the Revenue under Schedule 3.

(c)	The cost of the operation of the Scheme (including but not limited to the costs relating to the issue of Shares upon the exercise of Options) shall be borne by the Company.

(d)
In any matter in which they are required to act hereunder the Auditors shall be deemed to be acting as experts and not as arbitrators and, save for manifest error, their decision shall be final and binding and the Arbitration Act 1996 shall not apply.

(e)
All notices under the Scheme shall be in writing and if to the Company or any other company whose shares are Scheme Shares or to the Employer shall be delivered to the Company or such other company or to the Employer as appropriate or sent by first class post or by airmail (as the case may be) to their respective registered offices for the time being, and if to a Participant shall be delivered personally or sent by first class post or by airmail (as the case may be) to the Participant at the address which he shall give to the Company or such other company for the purpose or, failing any such address, to his last known place of abode.  If a notice is sent by first class post or by airmail as aforesaid, service thereof shall be deemed to be effected by properly addressing, prepaying and posting a letter containing the same to such address and shall be deemed to be served on the first weekday (other than a Saturday or Bank Holiday) after such posting in the case of first class mail and ninety-six hours after such posting in the case of airmail.

(f)
In no circumstances whatsoever shall any person ceasing to hold the office or employment by virtue of which he is or may be eligible to participate in the Scheme or to exercise an Option granted hereunder be entitled to any compensation for any loss of any right or benefit or prospective right or benefit under the Scheme which he might otherwise have enjoyed whether such compensation is claimed by way of damages for wrongful dismissal or other breach of contract or by way of compensation for loss of office or otherwise howsoever.

10.	TERMINATION

The Directors of the Company may terminate the Scheme at any time in which event no further Options shall be granted thereunder but the provisions of the Scheme shall in relation to Options then subsisting continue in full force and effect.